Exhibit 1.2
Consolidated Financial Statements
(Expressed in thousands of United States (U.S.) dollars)
(Prepared in accordance with generally accepted accounting principles used in the United States of America (U.S. GAAP))
CARDIOME PHARMA CORP.
As at and for the years ended December 31, 2010 and 2009

MANAGEMENT’S REPORT
The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements and related notes have been prepared by management in accordance with generally accepted accounting principles used in the United States of America, except note 20 which presents a reconciliation of amounts in accordance with Canadian generally accepted accounting principles, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.
Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.
The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. The Board of Directors exercises this responsibility principally through the Audit Committee. The Audit Committee consists of directors not involved in the daily operations of the Company. The Audit Committee is responsible for engaging the external auditor and reviewing the financial statements prior to their presentation to the Board of Directors for approval. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged.
The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and express their opinion thereon.

/s/Doug Janzen	/s/Curtis Sikorsky
President and CEO	Chief Financial Officer

March 11, 2011	March 11, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Cardiome Pharma Corp.
We have audited the accompanying consolidated balance sheets of Cardiome Pharma Corp. and subsidiaries as at December 31, 2010 and December 31, 2009, the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2010 in conformity with generally accepted accounting principles in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
March 11, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Cardiome Pharma Corp.
We have audited Cardiome Pharma Corp. (the “Company”)’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting presented in the section entitled “Internal Controls over Financial Reporting” included in Management’s Discussion and Analysis of financial condition and results of operations. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have conducted our audits on the consolidated balance sheets of the Company as at December 31, 2010 and 2009 and the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Our report dated March 11, 2011 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
March 11, 2011

CARDIOME PHARMA CORP.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except share amounts)
(Prepared in accordance with U.S. GAAP)

		December 31,
		2009
	December 31,	(Adjusted -
	2010	notes 2(a) & (c))

Assets

Current assets:
Cash and cash equivalents (notes 6)	$76,888	$47,270
Accounts receivable	732	1,428
Prepaid expenses and other assets	1,000	495

	78,620	49,193

Property and equipment (note 7)	2,069	2,646
Intangible assets (note 8)	1,635	1,666

	$82,324	$53,505

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities (note 9)	$5,705	$7,618
Deferred revenue (note 15(b))	—	35,197
Current portion of deferred leasehold inducement (note 10)	216	212

	5,921	43,027

Deferred leasehold inducement (note 10)	486	696
Long-term debt (note 11)	25,000	—

	31,407	43,723

Stockholders’ equity:
Common stock (note 12)	261,554	256,711
Authorized — unlimited number with no par value
Issued and outstanding — 61,052,362 (2009 — 60,513,911)
Additional paid-in capital	30,462	29,669
Deficit	(259,284)	(294,783)
Accumulated other comprehensive income (note 2 (c))	18,185	18,185

	50,917	9,782

	$82,324	$53,505

Nature of operations (note 1)
Commitments and contingencies (notes 14 and 18)
Related party transactions (note 17)
See accompanying notes to the consolidated financial statements.
Approved on behalf of the Board:

/s/ Peter W. Roberts Director	/s/ Harold H. Shlevin Director

CARDIOME PHARMA CORP.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Expressed in thousands of U.S. dollars, except share and per share amounts)
(Prepared in accordance with U.S. GAAP)

		December 31,
		2009
	December 31,	(Adjusted -
	2010	notes 2(a) & (c))

Revenue:
Licensing and other fees (note 15)	$65,234	$49,434
Research collaborative fees (note 15)	830	767

	66,064	50,201

Expenses:
Research and development	15,339	26,616
General and administration	12,875	15,106
Amortization	1,154	1,175
Write-down of intangible assets	25	—

	29,393	42,897

Operating income	36,671	7,304

Other expenses (income):
Interest expense (income)	1,975	(19)
Other income	(740)	(213)
Foreign exchange (gain) loss	(63)	5,182

	1,172	4,950

Net income	35,499	2,354

Other comprehensive loss
Foreign currency translation adjustment	—	2,759

	—	2,759

Comprehensive income (loss)	$35,499	$(405)

Basic and diluted income per common share (note 13)	$0.58	$0.04

Weighted average number of common shares outstanding — basic	60,813,604	63,259,871
Weighted average number of common shares outstanding — diluted	61,321,263	65,192,635

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars)
(Prepared in accordance with U.S. GAAP)

					Accumulated
					other	Total
	Common	Preferred	Additional		comprehensive	stockholders’
	stock	stock	paid-in capital	Deficit	income (loss)	equity

Balance at December 31, 2008 (Adjusted- notes 2(a) & (c))	$255,657	$24,698	$22,112	$(297,137)	$20,944	$26,274
Net income	—	—	—	2,354	—	2,354
Conversion of preferred stock to common stock (note 12(b)(i))	24,698	(24,698)	—	—	—	—
Repurchase and cancellation of stock (note 12(b)(ii))	(27,450)	—	—	—	—	(27,450)
Common stock issued upon exercise of options	2,897	—	—	—	—	2,897
Reallocation of additional paid-in capital arising from beneficial conversion feature of preferred stock (note 12(b)(i))	446	—	(446)	—	—	—
Reallocation of additional paid-in capital arising from stock-based compensation related to exercise of options	463	—	(463)	—	—	—
Stock option expense recognized	—	—	3,666	—	—	3,666
Excess of assigned value over purchase price of shares repurchased and cancelled (note 12(b)(ii))	—	—	4,800	—	—	4,800
Foreign currency translation adjustment	—	—	—	—	(2,759)	(2,759)

Balance at December 31, 2009 (Adjusted- notes 2(a) & (c))	$256,711	$—	$29,669	$(294,783)	$18,185	$9,782
Net income	—	—	—	35,499	—	35,499
Common stock issued upon exercise of options	2,359	—	—	—	—	2,359
Reallocation of additional paid-in capital arising from stock-based compensation related to exercise of options	2,484	—	(2,484)	—	—	—
Stock option expense recognized	—	—	3,277	—	—	3,277

Balance at December 31, 2010	$261,554	$—	$30,462	$(259,284)	$18,185	$50,917

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
(Prepared in accordance with U.S. GAAP)

		December 31,
		2009
	December 31,	(Adjusted -
	2010	notes 2(a) & (c))

Cash flows from operating activities:
Net income for the year	$35,499	$2,354
Add items not affecting cash:
Amortization	1,154	1,175
Stock-based compensation	3,277	3,666
Deferred leasehold inducement	(206)	(127)
Unrealized foreign exchange (gain) loss	(180)	4,234
Write-down of intangible assets	25	—
Write off of property and equipment	13	25
Changes in operating assets and liabilities:
Accounts receivable	711	(587)
Prepaid expenses and other assets	(505)	770
Accounts payable and accrued liabilities	(1,914)	(3,071)
Deferred revenue	(35,197)	29,620

Net cash provided by operating activities	2,677	38,059

Cash flows from investing activities:
Purchase of property and equipment	(274)	(110)
Purchase of intangible assets	(310)	(208)

Net cash used in investing activities	(584)	(318)

Cash flows from financing activities:
Issuance of common stock upon exercise of stock options	2,359	2,897
Proceeds from draws of long-term debt (note 11)	25,000	—
Repurchase and cancellation of common stock (note 12(b)(ii))	—	(22,650)

Net cash provided by (used in) financing activities	27,359	(19,753)

Effect of foreign exchange rate changes on cash and cash equivalents	166	(1,213)

Increase in cash and cash equivalents during the year	29,618	16,775

Cash and cash equivalents, beginning of year	47,270	30,495

Cash and cash equivalents, end of year	$76,888	$47,270

Supplemental cash flow information:
Interest paid	$1,991	$13
Interest received	16	32
Non-cash transaction:
Conversion of preferred stocks to common stocks (note 12(b)(i))	—	24,698

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
1.	Nature of operations:
Cardiome Pharma Corp. (the Company) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002. The Company is a life sciences company focused on developing proprietary drugs to treat or prevent cardiovascular diseases.

The Company has financed its cash requirements primarily from share issuances, payments from research collaborators, licensing fees, and draws from a credit facility available under the Company’s collaborative agreement. The Company’s ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It may be necessary for the Company to raise additional funds for the continuing development of its technologies. These funds may come from sources which include accessing the credit facility available under the Company’s collaborative agreement (note 15(b)), entering into strategic collaboration arrangements, issuance of shares, or alternative sources of financing. However, there can be no assurance that the Company will successfully raise sufficient funds to continue the development of all its technologies.
2.	Changes affecting fiscal 2010 consolidated financial statements:
(a)	Change in generally accepted accounting policies

The Company historically prepared its consolidated financial statements in conformity with Canadian generally accepted accounting principles (Canadian GAAP) and provided a supplemental reconciliation to United States generally accepted accounting principles (U.S. GAAP). Effective January 1, 2010, the Company adopted U.S. GAAP as the comprehensive basis of accounting and financial reporting for its consolidated financial statements. These consolidated financial statements, including related notes, have therefore been prepared in accordance with U.S. GAAP. All comparative financial information contained herein has been recast to reflect the Company’s results as if the Company had historically reported in accordance with U.S. GAAP. These adjustments resulted in an increase in deficit of $13,748, a decrease in intangible assets of $13,855, an increase in common share capital of $446, an increase in additional paid-in capital of $80, and a decrease in accumulated other comprehensive income of $633, at January 1, 2010. A reconciliation of the differences from U.S GAAP to Canadian GAAP is contained in note 20 to these financial statements.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
2.	Changes affecting fiscal 2010 consolidated financial statements (continued):
(b)	Change in functional currency

The functional currency of the Company and its subsidiaries changed to U.S. dollars from Canadian dollars on January 1, 2010 based on management’s analysis of the changes in the primary economic environment in which the Company and its wholly owned subsidiaries operate. The change in functional currency is accounted for prospectively from January 1, 2010 and prior year financial statements have not been restated for the change in functional currency. As a result of this change, the operations of the Company and its subsidiaries have been translated to U.S. dollars on a prospective basis. Monetary assets and liabilities are translated into U.S. dollars using the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities are translated into U.S. dollars using the historical exchange rates. Revenues and expenses are translated at the average exchange rate during the period. Foreign exchange gains and losses are included in the consolidated statement of operations and comprehensive income (loss).

(c)	Change in reporting currency

The Company elected to adopt U.S. dollars as its reporting currency effective January 1, 2010 to better reflect its business and to improve comparability of its financial information with other publicly traded businesses in the life sciences industry. Prior year’s financial statements and all comparative financial information contained herein have been recast to reflect the Company’s results as if they had been historically reported in U.S. dollars. All revenues, expenses and cash flows for each period were translated into the reporting currency using average rates for the period, or the rates in effect at the date of the transaction for significant transactions. Assets and liabilities were translated using the exchange rate at the applicable balance sheet dates and stockholders’ equity was translated at historical rates. The resulting translation adjustment was recorded as accumulated foreign currency translation adjustment in accumulated other comprehensive income.

The cumulative impact of the change in reporting currency was to increase accumulated other comprehensive income by $18,185 as at December 31, 2009.
3.	Significant accounting policies:
These consolidated financial statements have been prepared in accordance with U.S. GAAP and are presented in United States dollars. A reconciliation of amounts presented in accordance with Canadian GAAP is detailed in note 20. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:
(a)	Principles of consolidation:

These consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries, Rhythm-Search Developments Ltd. (incorporated in Canada),

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
3.	Significant accounting policies (continued):
(a)	Principles of consolidation (continued):

Cardiome, Inc. (incorporated in the United States), Artesian Therapeutics, Inc. (incorporated in the United States), Cardiome Development AG (a company continued under the laws of Switzerland), and Cardiome UK Limited (incorporated in the United Kingdom). On February 28, 2009, its wholly-owned subsidiary, Cardiome Research and Development (Barbados), Inc. (incorporated in Barbados), was continued into Canada under the Canada Business Corporations Act and was amalgamated with Cardiome Pharma Corp on March 1, 2009. Material intercompany accounts and transactions have been eliminated on consolidation.

(b)	Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements. Significant areas requiring the use of estimates relate to the assessment of net recoverable value and amortization period of intangible assets, assessment of acquired in-process research and development, accrual of clinical trial expenses, reporting of revenue recognition, estimation of income tax and stock-based compensation expense. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action. Actual results could differ from those estimates.

(c)	Foreign currency translation:

The Company and its subsidiaries translate monetary assets and liabilities denominated in foreign currency into U.S. dollars using exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at average exchange rates during the period. Foreign exchange gains and losses related to available-for-sale financial assets are recognized as part of other comprehensive income (loss) until realized. All other foreign exchange gains and losses are included in the determination of net income.

(d)	Financial instruments:

Fair value measurements of financial instruments are determined by using a fair value hierarchy that prioritizes the inputs to valuation techniques into three levels according to the relative reliability of the inputs used to estimate the fair values.

The three levels of inputs used to measure fair value are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical financial instruments;

Level 2 — Inputs other than quoted prices that are observable for the financial instrument either directly or indirectly; and

Level 3 — Inputs that are not based on observable market data.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
3.	Significant accounting policies (continued):
(d)	Financial instruments (continued):

In determining fair value measurements, we use the most observable inputs when available. The fair value hierarchy level at which a financial instrument is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement.

(e)	Cash equivalents:

The Company considers all highly liquid investments with an original maturity of 90 days or less, when acquired, to be cash equivalents, which are carried at fair value and are designated as held for trading.

(f)	Short-term investments:

The Company considers all highly liquid financial instruments with an original maturity greater than 90 days and less than one year to be short-term investments. Short-term investments are determined to be either held for trading or available-for-sale at the time of purchase and are carried at fair value.

(g)	Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Computer equipment	3 years
Office equipment	5 years
Leasehold improvements	Term of lease

(h)	Intangible assets:

Intangible assets are comprised of patent costs which are associated with the preparation, filing, and obtaining of patents. Maintenance costs of patents are expensed as incurred. Patents are capitalized and amortized on a straight-line basis over the useful lives of the underlying technologies and patents, usually for a period not exceeding 10 years.

The Company evaluates the recoverability of patents based on the expected utilization of the underlying technologies. If the estimated net recoverable value, calculated based on undiscounted estimated future cash flows, is less than the carrying value of the underlying technology, then the carrying value is written down to its fair value. The amounts shown for patent costs do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
3.	Significant accounting policies (continued):
(i)	In-process research and development:

Technology licenses, including rights to technologies, which are acquired from third parties for a particular research and development project and that have no alternative future uses are generally in-process research and development costs at the time the costs are incurred.

Technology licenses, which are acquired from third parties for use in research and development activities and that have alternative future uses are initially recorded at fair value based on consideration paid and subsequently amortized on a straight-line basis over the estimated useful life of the underlying technologies of five to ten years.

The Company evaluates the recoverability of technology licenses based on the expected utilization of the underlying technologies. If the estimated net recoverable value, calculated based on undiscounted estimated future cash flows, is less than the carrying value of the underlying technology, then the carrying value is written down to its fair value. The amounts shown for technology licenses do not necessarily reflect present or future values and the ultimate amount recoverable will be dependent upon the successful development and commercialization of products based on these rights.

(j)	Leases:

Leases have been classified as either capital or operating leases. Leases which transfer substantially all the benefits and risks incidental to the ownership of assets to the Company are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

(k)	Deferred leasehold inducements:

Deferred leasehold inducements represent tenant improvement allowances and rent-free periods. These inducements, with the exception of the repayable tenant improvement allowances, are amortized on a straight-line basis over the initial term of the lease as a reduction of rent expense.

(l)	Revenue recognition:

The Company earns revenue from collaboration arrangements that provide for non-refundable payments as follows:
•	upfront fees at the commencement of the arrangement;

•	milestone payments upon meeting certain milestones as contained in the related collaboration arrangements; and

•	fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
3.	Significant accounting policies (continued):
(l)	Revenue recognition (continued):

Collaboration arrangements entered into by the Company may be revenue arrangements with multiple deliverables. The Company reviews multiple deliverable arrangements to identify separate units of accounting if the deliverables have standalone value and if objective evidence of fair value for the undelivered items exits. Revenues are allocated among the separate units based on their relative fair values or are otherwise recognized as a single unit of accounting when the deliverables do not have standalone value or if fair values of the undeliverable items are not determinable. Revenues recognized as a single unit of accounting during the period of ongoing involvement are deferred and amortized on a straight-line basis over the period of ongoing involvement. To the extent that the Company is entitled to upfront, milestone or other lump-sum payments during the period of ongoing involvement, the payments are deferred and amortized on a straight-line basis over the remaining period of ongoing involvement. During this period, the Company will recognize revenue prospectively from the time milestone payments are achieved, services are performed or delivery criteria are met. Changes in estimates are recognized prospectively when changes to the expected term are determined.

Subsequent to the period of ongoing involvement of the Company, milestone payments and fees based on the number of full time research staff are recognized as detailed below:
i)	Milestone payments are recognized as revenue when they are achieved and are collectible.

ii)	Fees based on the number of full time research staff assigned to related research activities and the recovery of related research and development costs are recognized in income as research and collaborative fees to the extent the services are performed, are collectible, and represent the fair value of those services.
(m)	Research and development costs:

Research and development costs are expensed in the period incurred.

(n)	Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on our behalf. The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting. These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts. The Company monitors these factors to the extent possible and adjusts our

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
3.	Significant accounting policies (continued):
(n)	Clinical trial expenses (continued):

estimates accordingly. Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

(o)	Stock-based compensation and other stock-based payments:

The Company grants stock options to executive officers and directors, and employees pursuant to its stock option plan. The Company uses the fair value method of accounting for all stock-based awards granted, modified or settled during the period. Compensation expense is recorded based on the fair value of the award at the grant date, amortized over the vesting period.

(p)	Future income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is enacted. Future income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided.

(q)	Basic and diluted income per common share:

Basic income per common share is calculated using the weighted average number of common shares outstanding during the period.

Diluted income per common share is calculated using the weighted average number of common shares outstanding during the period, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued. The incremental common shares related to stock options are calculated using the treasury stock method, whereby the potential proceeds from the exercise of dilutive stock options are used to purchase the Company’s common shares at the average market price during the period.
4.	Future changes in accounting policies:
(a)	International Financial Reporting Standards:

The U.S. Securities and Exchange Commission (SEC) is considering timelines for the use of International Financial Reporting Standards (IFRS) by SEC issuers. The Company expects to adopt IFRS as its reporting standard when the SEC requires its domestic registrants in the U.S. to transition to IFRS. The Company has not assessed the impact of this potential change on its financial position, results of operations or cash flows.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
4.	Future changes in accounting policies (continued):
(b)	Multiple-Deliverable Revenue Arrangements:

In October 2009, the Financial Accounting Standards Board (FASB) provided amendments to the criteria for separating consideration in multiple-deliverable arrangements, established a selling price hierarchy for determining the selling price of a deliverable, and eliminated the residual method of allocation of consideration by requiring that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. FASB also requires expanded disclosures related to multiple-deliverable revenue arrangements, including information about the significant judgments made and changes to those judgments, as well as how the application of the relative selling-price method affects the timing and amount of revenue recognition. These amendments will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of the amendments to have a material impact on the Company’s financial position, results of operations or cash flows.

(c)	Milestone method of revenue recognition:

In April 2010, FASB published guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones that should be evaluated individually. The amendments are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The Company is currently evaluating the impact of adoption of the amendments on the Company’s financial position, results of operations and cash flows.
5.	Financial instruments:
The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and long-term debt. The fair values of accounts receivable, accounts payable and accrued liabilities approximate carrying values because of their short-term nature.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
5.	Financial instruments (continued):

The Company’s financial instruments are exposed to certain financial risks, including credit risk and market risk.
(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions and only investing in liquid, investment grade securities.

The Company is subject to a concentration of credit risk related to its accounts receivable as they primarily are amounts owing from two collaborators. At December 31, 2010 and 2009, the outstanding accounts receivable were within normal payment terms and the Company had recorded no allowance for doubtful accounts.

(b)	Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.
(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risks as a portion of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses are denominated in other than U.S. dollars. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support foreign currency forecasted cash outflows. The Company has not entered into any forward foreign exchange contracts.

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents, and long-term debt.

The Company is exposed to interest rate cash flow risk on its cash and cash equivalents as these instruments bear interest based on current market rates.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
5.	Financial instruments (continued):
(ii)	Interest rate risk (continued):

The Company is also exposed to interest rate risk on its long-term debt (note 11) bearing fixed and variable interest rates. The interest rate on the long-term debt is reset annually to a 12-month LIBOR plus 8%.
6.	Cash and cash equivalents:
At December 31, 2010, cash equivalents include approximately $427 (2009 — $403) of term deposits with an average interest rate of 0.10% (2009 — 0.13%), which are pledged as collateral for the corporate credit card facility and the Repayable Allowance (note 10).
7.	Property and equipment:

		Accumulated	Net book
2010	Cost	amortization	value

Laboratory equipment	$3,480	$3,125	$355
Computer equipment	1,196	1,009	187
Office equipment	698	609	89
Leasehold improvements	3,135	1,697	1,438

	$8,509	$6,440	$2,069

		Accumulated	Net book
2009 (Adjusted – notes 2(a) & (c))	Cost	amortization	value

Laboratory equipment	$3,402	$2,735	$667
Computer equipment	1,206	1,069	137
Office equipment	699	552	147
Leasehold improvements	3,123	1,428	1,695

	$8,430	$5,784	$2,646

Amortization expense for the year ended December 31, 2010 amounted to $838 (2009 — $909).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
8.	Intangible assets:

		Accumulated	Net book
2010	Cost	amortization	value

Patents	$3,510	$1,875	$1,635

		Accumulated	Net book
2009 (Adjusted – notes 2(a) & (c))	Cost	amortization	value

Patents	$3,232	$1,566	$1,666

Total amortization expense for the year ended December 31, 2010 amounted to $316 (2009 — $266).

The estimated aggregate amortization expense for each of the five succeeding years is expected as follows:

2011	$309
2012	293
2013	274
2014	239
2015	199

$1,314

9.	Accounts payable and accrued liabilities:
Accounts payable and accrued liabilities comprise of:

		2009
		(Adjusted –
	2010	notes 2(a) & (c))

Trade accounts payable	$603	$920
Accrued contract research	2,693	4,400
Employee-related accruals	1,051	893
Other accrued liabilities (1)	1,358	1,405

	$5,705	$7,618

(1)	Included in other accrued liabilities at December 31, 2010 is an amount of $146 (December 31, 2009 — $162) owing to a related party (note 17).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
10.	Deferred leasehold inducement:

		Accumulated	Net book
2010	Cost	amortization	value

Deferred leasehold inducement	$1,840	$1,138	$702
Less: current portion			216

			$486

		Accumulated	Net book
2009 (Adjusted – notes 2(a) & (c))	Cost	amortization	value

Deferred leasehold inducement	$1,840	$932	$908
Less: current portion			212

			$696

For the years ended December 31, 2004 and 2005, the Company received cash tenant improvement allowance and rent-free periods amounting to $1,840 from the landlord which is being amortized on a straight-line basis over the initial term of the lease. Included in the leasehold inducement balance is $226 which represents a repayable allowance collateralized with a letter of credit (note 6), and is repaid over 10 years with interest at 10% per annum on the declining balance at approximately $36 per annum.
11.	Long term debt:
Pursuant to a collaboration and license agreement with Merck & Co., Inc. (Merck), Merck has granted the Company an interest-bearing credit facility of up to $100 million, secured by a first priority interest to the Company’s patents and all associated proceeds. This credit facility can be accessed in amounts of up to $25 million annually, subject to certain minimums, from January 1, 2010 to December 31, 2013, with each advance to be fully repaid six years after the year of the advance on December 31st. Interest accrues at LIBOR, which resets annually, plus 8% per annum and is payable at the end of each calendar quarter. At December 31, 2010, the interest rate was 8.9%.

The Company borrowed $25 million under this facility during the year ended December 31, 2010. The Company may at its option, repay all or a portion of the advance from time to time without premium or penalty. This advance must be repaid in full by December 31, 2016.

The carrying value of the Company’s long-term debt approximates its fair value based on current market borrowing rates. Accordingly, the long-term debt is classified in Level 2 of the fair value hierarchy.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
12.	Stockholders’ equity:
(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

(b)	Issued and outstanding:

Number
Common stock	of shares

Balance, December 31, 2008	63,762,296
Issued for cash upon exercise of options	949,450
Conversion of preferred stock to common stock (i)	2,272,727
Repurchase and cancellation of stock (ii)	(6,470,562)

Balance, December 31, 2009	60,513,911
Issued for cash upon exercise of options	442,694
Issued upon exercise of options in cashless transactions (note 12(c))	95,757

Balance, December 31, 2010	61,052,362

(i)	On July 25, 2008, the Company closed a non-brokered private placement of 2,272,727 Series A convertible preferred shares at a price of $11.00 per share for gross proceeds of $25,000 to CR Intrinsic Investments, LLC. The convertible preferred shares contain an embedded beneficial conversion feature of $446 in favor of CR Intrinsic Investments, LLC (the holder). The beneficial conversion feature represents the difference between the conversion price and the fair value of the Company’s common stock on the commitment date, which was also the issuance date. The beneficial conversion feature was measured at its intrinsic value at the date of issuance of the shares and was recognized as a return to the preferred shareholders through a charge to deficit, over the period from the date of issuance to October 25, 2008, which was the earliest date when the conversion became exercisable by the holder. The beneficial conversion feature of $446 was fully amortized in 2008.

On October 6, 2009, the 2,272,727 Series A preferred shares were converted into common shares of the Company on a one-to-one basis at the option of CR Intrinsic Investments, LLC. Accordingly, the beneficial conversion feature of $446 was reclassified to common stock. No Series A preferred shares remain outstanding subsequent to the conversion.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
12.	Stockholders’ equity (continued):
(b)	Issued and outstanding (continued):
(ii)	On October 18, 2009, the Company cancelled 6,470,562 of its common shares which were purchased for cancellation in connection with its modified “Dutch Auction” tender offer (the Offer) at a purchase price of $4.25 per share, for an aggregate purchase price of $27,500. The Company incurred total legal and professional fees of $946 relating to the Offer, which were applied against share capital upon completion of the repurchase of shares.
(c)	Stock options:

The Company’s 2001 amended stock option plan (2001 Amended Plan) provides for the granting of options to executive officers and directors, employees, and consultants of the Company. The 2001 Amended Plan, as approved by the shareholders, permits the maximum aggregate number of common shares issuable to be 7,000,000 common shares. The shares available for issuance generally vest over periods of up to four years with a maximum term of five years. The 2001 Amended plan restricts the maximum number of stock options issuable to insiders to 10% of the issued and outstanding common shares of the Company.

On May 26, 2010, the shareholders approved amendments to the 2001 Stock Option Plan. These amendments (i) permit the cashless exercise of options without payment of cash consideration, where the option holder receives the intrinsic value of the exercised options in the form of common shares issued from treasury, and (ii) provide option holders, at the discretion of the Board of Directors or Chief Executive Officer, with a cash surrender right which entitles the holder to surrender options and receive the intrinsic value of the surrendered options in cash.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
12.	Stockholders’ equity (continued):
(c)	Stock options (continued):

Details of the stock option transactions for the years ended December 31, 2010 and 2009 are summarized as follows:

		Weighted	Weighted average
		average	remaining	Aggregate
		exercise price	contractual life	intrinsic value
	Number	(CAD$)	(years)	(CAD$)

Outstanding as at December 31, 2008	4,828,562	8.30
Options granted	2,972,804	4.66
Options exercised	(949,450)	3.32
Options forfeited	(190,135)	9.57
Options expired	(322,750)	5.41

Outstanding as at December 31, 2009	6,339,031	7.45
Options granted	379,000	7.28
Options exercised(1)	(772,483)	5.85
Options forfeited	(183,832)	7.89
Options expired	(52,667)	6.99

Outstanding as at December 31, 2010	5,709,049	7.65	2.24	4,525

Exercisable as at December 31, 2010	4,013,442	8.69	1.83	2,053
Vested and expected to vest as at December 31, 2010	5,501,575	7.73	2.19	4,288

(1)	During the year ended December 31, 2010, the Company issued 95,757 shares in exchange for 329,089 stock options in cashless exercise transactions.
The outstanding options expire at various dates from January 16, 2011 to November 14, 2015.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
12.	Stockholders’ equity (continued):
(c)	Stock options (continued):

At December 31, 2010, stock options to executive officers and directors, employees and consultants were outstanding as follows:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average	average		average
		remaining	exercise		exercise
Range of		contractual	price		price
exercise prices	Number	life (years)	(CAD$)	Number	(CAD$)

$4.15 to $6.09	2,724,900	3.09	4.72	1,217,443	4.69
$6.20 to $8.98	1,209,153	1.02	8.45	1,075,628	8.52
$9.25 to $11.15	872,692	1.85	10.15	820,317	10.15
$11.26 to $14.50	902,304	1.66	12.98	900,054	12.98

	5,709,049	2.24	7.65	4,013,442	8.69

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2010 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	(U.S.$)

Non-vested at December 31, 2009	2,567,398	2.82
Granted	379,000	3.50
Vested	(1,146,463)	3.47
Forfeited	(104,328)	2.84

Non-vested at December 31, 2010	1,695,607	2.53

As of December 31, 2010, there was $1,617 of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.4 years.

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2010 was $1,974 (2009 — $829)

The aggregate fair value of vested options during the year ended December 31, 2010 was $3,973 (2009 — $4,845).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
12.	Stockholders’ equity (continued):
(c)	Stock options (continued):

Cash received during the year ended December 31, 2010 related to the exercise of stock options was $2,359.

(d)	Stock-based compensation:

The estimated fair value of options granted from December 1, 2002 to executive officers and directors, and employees is amortized over the vesting period. Compensation expense is recorded in research and development expenses and general and administration expenses as follows:

		2009
		(Adjusted –
	2010	notes 2(a) & (c))

Research and development	$1,138	$1,241
General and administration	2,139	2,425

Total	$3,277	$3,666

The weighted average fair value of stock options granted during the years ended December 31, 2010 and December 31, 2009 was $3.50 and $2.06 per option respectively. The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2010	2009

Dividend yield	0%	0%
Expected volatility	62.2%	64.0%
Risk-free interest rate	2.3%	2.1%
Expected average life of the options	4.1 years	3.7 years
The Company estimates forfeitures for unvested options as a percentage of stock-based compensation. For the period ended December 31, 2010, the Company applied an

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
12.	Stockholders’ equity (continued):
(d)	Stock-based compensation (continued):

estimated percentage of 13.9%, which management considered to be a reasonable estimate of actual forfeitures.

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares. The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant. The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination behaviour.
13.	Basic and diluted income per common share:
Of the 5,709,049 stock options outstanding at December 31, 2010 (2009 — 6,339,031), the number of potentially dilutive common shares excluded from the income per share calculation due to their anti-dilutive effect was 3,592,842 (2009 — 5,063,166).

Reconciliations of the income and weighted average number of common shares used in the calculations are set forth below:

		2009
		(Adjusted –
	2010	notes 2(a) & (c))

Income available to common stockholders	$35,499	$2,354
Weighted average number of common shares for basic income per share	60,813,604	63,259,871
Dilutive effect of options	507,659	195,529
Dilutive effect of conversion of preferred shares (note 12(b)(i))	—	1,737,235

Diluted weighted average number of common shares for diluted income per share	61,321,263	65,192,635

Basic and diluted income per share	$0.58	$0.04

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
14.	Commitments:
(a)	Operating leases:

The Company entered into multiple lease agreements for office and laboratory space for a term of 10 years expiring through March 14, 2014, with customary scheduled rent increases, escalation clauses and renewal options.

On November 1, 2010, the Company entered into a new lease agreement for a term of 10 years effective March 15, 2011, with customary scheduled rent increases, escalation clauses and renewal options. Future minimum annual lease payments under the leases are as follows:

2011	$1,645
2012	1,725
2013	1,731
2014	1,325
2015	1,249
Thereafter	6,781

$14,456

Rent expense, net of sublease income of $722 (2009 — $213), for the year ended December 31, 2010 amounted to $1,048 (2009 — $1,351).

(b)	Clinical research and other agreements:

The Company entered into various clinical research and development and other agreements requiring it to fund expenditures of approximately $516 (2009 — $908).

(c)	License agreements:
(i)	Pursuant to a license agreement, the Company is responsible for payment of royalties based on a percentage of revenue, subject to certain minimum annual royalties, of the licensed technology. As at December 31, 2010, no royalties were payable. The license agreement may be terminated by the licensor if the licensor deems that insufficient development efforts are being taken. Unless otherwise terminated, the agreement expires on the expiry date of the last issued patent relating to certain technology.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
14.	Commitments (continued):
(c)	License agreements (continued):
(ii)	Pursuant to a license and option agreement, the Company is responsible for milestone payments of up to $3 million based on the successful completion of the first Phase II clinical trial and the U.S. Food and Drug Administration’s (the FDA’s) approval of the first new drug application related to this license and option agreement, and the FDA’s approval for marketing and commercialization of the product in a cardiovascular indication. The Company is also responsible for milestone payments of up to $6 million based on FDA approval for marketing and commercialization of the product in a hyperuricemic (gout) indication of the product and achievement of certain net sales of the product. The Company also has an obligation to pay royalties based on future net sales. The Company is no longer developing this technology. At December 31, 2010, no amounts were payable. Unless otherwise terminated, the license agreement will terminate upon the expiration of the licensor’s obligation to pay royalties under its original license agreement with a third party.

(iii)	Under the terms of the October 21, 2005 acquisition of Artesian Therapeutics, Inc (Artesian), except for the nominal initial payment of $1, payments to Artesian shareholders are contingent upon the achievement of certain pre-defined clinical milestones. The milestone payments will equal, in the aggregate, $32 million for each of the first two drug candidates from the Artesian programs that reach New Drug Application (NDA) approval. The first such milestone payment is due upon initiation of the clinical development of an Artesian drug candidate. Any milestone payments that become due will be recorded as additional consideration and allocated to the licensed technology. The Company has the option to settle the milestone payments in the form of cash, special warrants or a combination of cash and special warrants. The special warrants will be exercisable into the number of common shares of the Company based on the market price of the common shares of the Company as of the date of the achievement of the milestone event. The Company initially had an obligation to advance the development of at least one drug candidate by October 21, 2007 and subsequently continue its development. On October 19, 2007, the Company amended its Stock Purchase Agreement with Artesian Therapeutics Inc. to extend this period to March 31, 2009. Otherwise, the Company would be required to transfer ownership to or license the acquired intellectual property to the former shareholders of Artesian. The Company did not meet the obligation of drug advancement and in March 2010, the former shareholders of Artesian exercised their right to reclaim the acquired intellectual property assets.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
14.	Commitments (continued):
(c)	License agreements (continued):
(iv)	On April 30, 2007, the Company signed an exclusive in-licensing agreement granting the Company exclusive worldwide rights for all indications for a clinical-stage drug candidate. Under the terms of the agreement, the Company paid an initial upfront payment of $20 million. Additional payments not to exceed $40 million are contingent upon the achievement of certain pre-defined late-stage clinical milestones. Pursuant to the development and license agreement, the Company is responsible for payment of royalties based on a percentage of revenue if the drug candidate is ultimately commercialized. At December 31, 2010, no milestone payments have been paid or are payable.

(v)	On November 4, 2010, the Company elected to terminate an exclusive licensing agreement relating to a pre-clinical stage drug candidate under which the Company is responsible for milestone payments of up to U.S. $7.3 million based on certain pre-defined clinical and regulatory approval milestones and has an obligation to pay royalties based on future net product income. The termination became effective on December 4, 2010, at which time the Company returned the asset to the licensor.
15.	Collaborative agreements:

		2009
		(Adjusted
		notes 2(a) &
	2010	(c))

Licensing and other fees:
Astellas US LLC (note a)	$10	$—
Merck & Co. Inc. (note b)	65,224	49,434

Total	$65,234	$49.434

Research and collaborative fees:
Astellas US LLC (note a)	$564	$490
Merck & Co. Inc. (note b)	266	277

Total	$830	$767

(a)	Astellas US LLC:

On October 16, 2003, the Company entered into a collaboration and license agreement with Astellas US LLC (Astellas), formerly Astellas Healthcare, Inc., for the co-development and commercialization of vernakalant as an intravenous formulation for the treatment of atrial fibrillation and atrial flutter. Pursuant to this agreement, effective October 28, 2003, the Company granted Astellas an exclusive license to vernakalant and its related technology to develop, make and sell intravenous drugs in Canada, the United States, and Mexico

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
15.	Collaborative agreements (continued):
(a)	Astellas US LLC (continued):

(collectively, North America), including a right to sublicense to third parties. The Company retained the rights to the intravenous formulation of vernakalant for markets outside North America and worldwide rights to the oral formulation of vernakalant for chronic atrial fibrillation. Under the terms of the agreement, the Company has received upfront and milestone payments of $26 million and is still entitled to subsequent milestone payments of up to $38 million based on achievement of specified development and commercialization milestones, as well as royalties based on future net sales and sublicense revenue. The Company is also entitled to further milestone payments with respect to any subsequent drugs developed under the agreement.

Under the terms of the agreement, Astellas is responsible for 75% and the Company is responsible for 25% of eligible costs associated with the development of the intravenous formulation of vernakalant. Astellas is also responsible for 100% of the marketing costs for the intravenous application of vernakalant in North America.

This agreement can be terminated entirely, or on a country by country basis, by either party if certain development or commercialization milestones are not met. Unless the agreement is otherwise terminated, the royalty payment period for each country will expire on the later of the expiration of the last valid claim of the patent rights or the date upon which sales by other parties exceed a certain percentage of the market in the country for a certain period of time.

(b)	Merck & Co., Inc.:

On April 8, 2009, the Company entered into a collaboration and license agreement with Merck for the development and commercialization of vernakalant. Pursuant to this agreement, effective May 19, 2009, the Company granted Merck exclusive global rights to the oral formulation of vernakalant (vernakalant (oral)), and granted a Merck affiliate, Merck Sharp & Dohme (Switzerland) GmbH, exclusive rights outside of the United States, Canada and Mexico to the intravenous formulation of vernakalant (vernakalant (iv)). The Company’s agreement with Astellas for vernakalant (iv) in the United States, Canada and Mexico is unaffected by this agreement.

Under the terms of the agreement, the Company received an upfront payment of $60 million and will be entitled to milestone payments of up to $200 million based on achievement of certain development and approval milestones associated with vernakalant products, and up

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
15.	Collaborative agreements (continued):
(b)	Merck & Co., Inc. (continued):

to $100 million for milestones associated with approvals in subsequent indications of both the intravenous and oral formulations. In addition, the Company will receive tiered royalty payments on sales of any approved products and have the potential to receive milestone payments of up to $340 million based on achievement of significant sales thresholds. Merck has also granted the Company a secured, interest-bearing credit facility of up to $100 million that can be accessed in tranches over several years commencing in 2010 (note 11). The Company has also retained an option to co-promote vernakalant (oral) with Merck through a hospital-based sales force in the United States. Merck will be responsible for all future costs associated with the development, manufacturing and commercialization of these candidates.

Merck may also request the Company to perform additional development work for which the Company will receive additional payments.

In July 2009, the Company achieved a milestone of $15 million relating to the submission for regulatory approval in Europe of vernakalant (iv). During the year ended December 31 2009, the Company shipped $7.0 million of clinical supplies to Merck under the agreement.

The collaboration and license agreement with Merck is a revenue arrangement with multiple deliverables recognized as a single unit of accounting during the period of ongoing involvement. The initial upfront payment, $15 million milestone payment and proceeds from shipment of clinical supplies were deferred and recognized as licensing and other revenue on a straight-line basis over the period of ongoing involvement of the Company with Merck. During this period, the Company recognized revenue prospectively from the time milestone payments were achieved, services were performed or delivery criteria were met until the end of the amortization period.

On September 2, 2010 the Company achieved a milestone of $30 million relating to the marketing approval in Europe of vernakalant (iv), which was recognized immediately as licensing and other fees. The Company started earning royalty revenue during the year ended December 31, 2010, which is included in licensing and other fees.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
16.	Income taxes:
The amount of liability for unrecognized tax benefits under U.S. GAAP as of December 31, 2010 is nil.

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties.

The Company is subject to taxes in Canada, the United States, United Kingdom and Switzerland. The tax years which remain subject to examination as of December 31, 2010 for Canada and Switzerland include 2004 to present, and 2008 to present, respectively.

At December 31, 2010, the Company has investment tax credits of $15,657 (2009 — $14,872) available to reduce future income taxes otherwise payable. The Company also has loss carryforwards of $163,567 (2009 — $156,928) available to offset future taxable income in Canada ($105,708), the United States ($44,514), Switzerland ($13,286), and United Kingdom ($59).

The investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2011	$98	$—
2012	54	—
2013	254	—
2014	90	—
2015	267	7,738
Thereafter	14,894	155,829

	$15,657	$163,567

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
16.	Income taxes (continued):
Significant components of the Company’s future tax assets and liabilities are shown below:

	2010	2009

Future tax assets:
Tax loss carryforwards	$42,615	$41,199
Research and development deductions and credits	12,538	12,287
Tax values of depreciable assets in excess of accounting values	10,352	9,910
Share issue costs	475	925
Deferred revenue	58	10,257

Total future tax assets	66,038	74,578

Valuation allowance	(66,038)	(74,578)

Total future tax assets	—	—

Future tax liabilities	—	—

Net tax asset	$—	$—

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 28.5% (2009 — 30%) statutory tax rate, is:

	2010	2009

Tax recovery at statutory income tax rates	$10,117	$706
Change in valuation allowance	(8,540)	1,061
Foreign exchange	(4,227)	(11,681)
Permanent differences and other	1,280	3,351
Tax rate differences	1,370	6,563

Future income tax recovery	$—	$—

The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company. The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated. As at December 31, 2010 and 2009, no provisions have been made in the financial statements for any estimated tax liability.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
17.	Related party transactions:
The Company has incurred expenses for services provided by a law firm in which an officer is a partner. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2010, the Company has incurred legal fees of $574 for services provided by the law firm relating to general corporate matters. For the year ended December 31, 2009, the Company incurred legal fees of $1,041 for services provided by the law firm relating to general corporate matters and review of partnership opportunities. Included in accounts payable and accrued liabilities at December 31, 2010 is an amount of $146 (December 31, 2009 — $162) owing to the legal firm.
18.	Contingencies:
(a)	The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)	The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

(c)	The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

(d)	The Company is party to a proceeding related to its use of certain intellectual property, however, management believes that the possibility of a material loss arising from this matter is not likely.
19.	Segmented information:
The Company operates primarily in one business segment with substantially all of its consolidated assets located in Canada and operations located in Canada, the United States, Switzerland and the United Kingdom. During the years ended December 31, 2010 and 2009, 100% of total revenue was derived from two collaborators.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles:
The Company prepares its consolidated financial statements in accordance with U.S. GAAP, which, as applied in these consolidated financial statements, conform in all material respects to Canadian GAAP, except as summarized below:
I.	Reconciliation of consolidated balance sheets:
December 31, 2010 (in thousands of U.S. dollars)

	Stated in	Adjustments		Stated in
	accordance	from U.S. to		accordance
	with U.S.	Canadian		with Canadian
	GAAP	GAAP	Note	GAAP

Assets

Current assets:
Cash and cash equivalents	$76,888	$—		$76,888
Accounts receivable	732	—		732
Prepaid expenses and other assets	1,000	—		1,000

	78,620	—		78,620

Property and equipment	2,069	—		2,069
Intangible assets	1,635	11,717	a & b	13,352

	$82,324	$11,717		$94,041

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$5,705	$—		$5,705
Current portion of deferred leasehold inducement	216	—		216

	5,921	—		5,921

Deferred leasehold inducement	486	—		486
Long-term debt	25,000	—		25,000

	31,407	—		31,407

Stockholders’ equity:
Common stock	261,554	(757)	c & d(ii)	260,797
Additional paid-in capital	30,462	(290)	d(i), d(ii)	30,172
Deficit	(259,284)	12,131	a,b,c & d(i)	(247,153)
Accumulated other comprehensive income	18,185	633	a & b	18,818

	50,917	11,717		62,634

	$82,324	$11,717		$94,041

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
I.	Reconciliation of consolidated balance sheets (continued):
December 31, 2009 (in thousands of U.S. dollars)

					Stated in
				Stated in	accordance
	Stated in	Adjustments		accordance	with
	accordance	from U.S. to		with	Canadian
	with U.S.	Canadian		Canadian	GAAP and
	GAAP	GAAP	Note	GAAP	in CAD$

Assets

Current assets:
Cash and cash equivalents	$47,270	$—		$47,270	$49,680
Accounts receivable	1,428	—		1,428	1,501
Prepaid expenses and other assets	495	—		495	521

	49,193	—		49,193	51,702

Property and equipment	2,646	—		2,646	2,782
Intangible assets	1,666	13,855	a & b	15,521	16,312

	$53,505	$13,855		$67,360	$70,796

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$7,618	$—		$7,618	$8,007
Deferred revenue	35,197	—		35,197	36,992
Current portion of deferred leasehold inducement	212	—		212	223

	43,027	—		43,027	45,222

Deferred leasehold inducement	696	—		696	732

	43,723	—		43,723	45,954

Stockholders’ equity:
Common stock	256,711	(446)	c	256,265	322,329
Additional paid-in capital	29,669	(80)	d(i)	29,589	33,192
Deficit	(294,783)	13,748	a,b,c,& d(i)	(281,035)	(330,679)
Accumulated other comprehensive income	18,185	633	a & b	18,818	—

	9,782	13,855		23,637	24,842

	$53,505	$13,855		$67,360	$70,796

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
II.	Reconciliation of consolidated statements of operations and comprehensive income (loss):
For the year ended December 31, 2010:
(in thousands of U.S. dollars, except share and per share amounts)

	Stated in	Adjustments			Stated in
	accordance	from U.S. to			accordance
	with U.S.	Canadian			with Canadian
	GAAP	GAAP	Note		GAAP

Revenue:
Licensing fees	$65,234	$—			$65,234
Research collaborative fees	830	—			830

	66,064	—			66,064
Expenses:
Research and development	15,339	329	a & d	(i)	15,668
General and administration	12,875	(540)	d	(i)	12,335
Amortization	1,154	1,794	a & b		2,948
Write-down of intangible asset	25	33			58

	29,393	1,616			31,009

Operating income	36,671	(1,616)			35,055

Other expenses and income:
Interest expense	1,975	—			1,975
Other income	(740)	—			(740)
Foreign exchange gain	(63)	—			(63)

	1,172	—			1,172

Net income	$35,499	$(1,616)			$33,883

Income per common share
Basic	$0.58	$(0.02)			$0.56
Diluted	0.58	(0.03)			0.55
Weighted average number of common shares outstanding
Basic	60,813,604				60,813,604
Diluted	61,321,263				61,321,263

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
II.	Reconciliation of consolidated statements of operations and comprehensive income (loss) (continued):
For the year ended December 31, 2009:
(in thousands of U.S. dollars, except share and per share amounts)

					Stated in	Stated in
	Stated in	Adjustments			accordance	accordance
	accordance	from U.S. to			with	with Canadian
	with U.S.	Canadian			Canadian	GAAP and in
	GAAP	GAAP	Note		GAAP	CAD$

Revenue:
Licensing fees	$49,434	$—			$49,434	$53,780
Research collaborative fees	767	—			767	892

	50,201	—			50,201	54,672
Expenses:
Research and development	26,616	209	a & d	(i)	26,825	30,493
General and administration	15,106	(208)	d	(i)	14,898	17,011
Amortization	1,175	1,689	a & b		2,864	3,259

	42,897	1,690			44,587	50,763

Operating income	7,304	(1,690)			5,614	3,909

Other expenses and income:
Interest income	(19)	—			(19)	(23)
Other income	(213)	—			(213)	(233)
Foreign exchange loss	5,182	—			5,182	5,441

	4,950	—			4,950	5,185

Net income (loss)	2,354	(1,690)			664	(1,276)

Other comprehensive loss (income)
Foreign currency translation adjustment	2,759	(2,027)	a & b		732	—

Comprehensive income (loss)	$(405)	$337			$(68)	$(1,276)

Income (loss) per common share
Basic	$0.04	$(0.03)			$0.01	$(0.02)
Diluted	0.04	(0.03)			0.01	(0.02)
Weighted average number of common shares outstanding
Basic	63,259,871				63,259,871	63,259,871
Diluted	65,192,635				65,192,635	63,259,871

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
III.	Reconciliation of consolidated statements of cash flows:
For the year ended December 31, 2010 (in thousands of U.S. dollars)

	Stated in	Adjustments		Stated in
	accordance	from U.S. to		accordance
	with U.S.	Canadian		with Canadian
	GAAP	GAAP	Note	GAAP

Cash flows from operating activities:
Net income (loss) for the year	$35,499	$(1,616)	a & b	$33,883
Add items not affecting cash:
Amortization	1,154	1,794	d (i)	2,948
Stock-based compensation	3,277	(521)		2,756
Deferred leasehold inducement	(206)	—		(206)
Write-down of intangible asset	25	33		58
Write-off of property and equipment	13	—		13
Unrealized foreign exchange gain	(180)	—		(180)
Changes in operating assets and liabilities:
Accounts receivable	711	—		711
Prepaid expenses and other assets	(505)	—		(505)
Accounts payable and accrued liabilities	(1,914)	—		(1,914)
Deferred revenue	(35,197)	—		(35,197)

Net cash provided by (used in) operating activities	2,677	(310)		2,367

Cash flows from investing activities:
Purchase of property and equipment	(274)	—		(274)
Purchase of intangible assets	(310)	310	a	—

Net cash provided by (used in) investing activities	(584)	310		(274)

Cash flows from financing activities:
Issuance of common stock upon exercise of stock options	2,359	—		2,359
Proceeds from draws of long-term debt	25,000	—		25,000

Net cash provided by financing activities	27,359	—		27,359

Effect of foreign exchange rate changes on cash and cash equivalents	166	—		166

Increase in cash and cash equivalents during the year	29,618	—		29,618
Cash and cash equivalents, beginning of year	47,270	—		47,270

Cash and cash equivalents, end of year	$76,888	$—		$76,888

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
III.	Reconciliation of consolidated statements of cash flows (continued):
For the year ended December 31, 2009: (in thousands of U.S. dollars)

				Stated in	Stated in
	Stated in	Adjustments		accordance	accordance
	accordance	from U.S. to		with	with Canadian
	with U.S.	Canadian		Canadian	GAAP and in
	GAAP	GAAP	Note	GAAP	CAD $

Cash flows from operating activities:
Net income (loss) for the year	$2,354	$(1,690)		$664	$(1,276)
Add items not affecting cash:
Amortization	1,175	1,689	a & b	2,864	3,259
Stock-based compensation	3,666	(207)	d (i)	3,479	3,825
Deferred leasehold inducement	(127)	—		(127)	(144)
Unrealized foreign exchange loss	4,234	—		4,234	4,444
Write-off of property and equipment	25	—		25	30
Changes in operating assets and liabilities:
Accounts receivable	(587)	—		(587)	(1,241)
Prepaid expenses and other assets	770	—		770	793
Accounts payable and accrued liabilities	(3,071)	—		(3,071)	(2,295)
Deferred revenue	29,620			29,620	36,992

Net cash provided by (used in) operating activities	38,059	(208)		37,851	44,387

Cash flows from investing activities:
Purchase of property and equipment	(110)	—		(110)	(123)
Purchase of intangible asset	(208)	(208)	a	—	—

Net cash provided by (used in) investing activities	(318)	—		(110)	(123)

Cash flows from financing activities:
Issuance of common stock upon exercise of stock options	2,897	—		2,897	3,153
Deferred costs relating to tender offer (note 12(b)(ii))	(22,650)	—		(22,650)	(29,579)

Net cash provided by financing activities	(19,753)	—		(19,753)	(26,426)

Effect of foreign exchange rate changes on cash and cash equivalents	(1,213)	—		(1,213)	(5,300)

Increase in cash and cash equivalents during the year	16,775	—		16,775	12,538
Cash and cash equivalents, beginning of year	30,495	—		30,495	37,142

Cash and cash equivalents, end of year	$47,270	$—		$47,270	$49,680

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
IV.	Reconciliation of U.S. GAAP to Canadian GAAP — Notes:
(a)	Intangible assets

Under U.S. GAAP, patent costs related to internally generated assets developed from research activities are capitalized and amortized on a straight line basis over the estimated useful life of the patent. Under Canadian GAAP, these costs are expensed as incurred.

(b)	In-process research and development:

Under U.S. GAAP, the Company’s acquired licenses for a clinical-stage drug candidate and a pre-clinical stage drug candidate are classified as in-process research and development and written off immediately as they have no alternative use. Under Canadian GAAP, in-process research and development is amortized over its estimated useful life.

(c)	Preferred shares:

Under U.S. GAAP, the Series A convertible preferred shares contain an embedded beneficial conversion feature of $446 in favor of CR Intrinsic Investments, LLC (note 12(b)(i)).The beneficial conversion feature of $446 was fully amortized in 2008. Under Canadian GAAP, the beneficial conversion feature is not recognized.

(d)	Stock-based compensation:
(i)	The amount of stock-based compensation expense for U.S. GAAP purposes differs from the amount for Canadian GAAP purposes, representing the impact of estimated employee award forfeitures. Under U.S. GAAP, the Company estimates forfeitures for unvested options as a percentage of stock-based compensation. Under Canadian GAAP, no estimate of forfeitures of unvested options are made. Instead, forfeitures are recorded when they occur.

(ii)	Under U.S. GAAP, cashless exercises of stock options have been recorded in share capital at their grant-date fair value. Under Canadian GAAP, the Company accounted for the 234,029 shares not issued on exercise of the options as a deemed re-purchase of these shares at the market value on the date of exercise and recognized $311, being the excess of their carrying value over the deemed cost, as a charge to contributed surplus.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
V.	Reconciliation of U.S. GAAP to Canadian GAAP — Additional Disclosures
(a)	Changes in accounting policies:

On February 13, 2008, the Accounting Standards Board confirmed that the use of International Financial Reporting Standards (IFRS) will be required, for fiscal years beginning on or after January 1, 2011, for publicly accountable profit-oriented enterprises. After that date, IFRS will replace Canadian GAAP for those enterprises. IFRS uses a conceptual framework similar to Canadian GAAP, but there are significant differences on recognition, measurement and disclosures.

The Canadian Securities Administrators’ (CSA) National Instrument 52-107, Acceptable Accounting Principles, Auditing Standards and Reporting Currency, permits Canadian public companies which are also U.S. Securities Exchange Commission (SEC) registrants the option to prepare their financial statements under U.S. GAAP.

The Company adopted U.S. GAAP as its primary basis of financial reporting commencing January 1, 2010 on a retrospective basis.

(b)	Financial Instruments:

The Company’s financial instruments are exposed to certain financial risks, including liquidity and market risk.
(i)	Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages its liquidity risk by continuously monitoring forecasted and actual cash flows, as well as anticipated investing and financing activities. The majority of the Company’s current financial liabilities are due within ninety days. The long-term debt drawn under the Company’s collaborative agreement at December 31, 2010 is due in full by December 31, 2016.

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
V.	Reconciliation of U.S. GAAP to Canadian GAAP — Additional Disclosures (continued):
(b)	Financial Instruments (continued):
(ii)	Market risk:
a.	Foreign currency risk:
The Company was exposed to the following foreign currency risk as at and for the year ended December 31, 2010:

	Expressed in foreign currencies
As at December 31, 2010	GBP (£)	Euro (€)	CAD

Cash and cash equivalents	10	90	8,551
Accounts receivable	—	—	324
Accounts payable and accrued liabilities	(3)	—	(2,105)

Balance sheet exposure	7	90	6,770

	Expressed in foreign currencies
For the year ended December 31, 2010	GBP (£)	Euro (€)	CAD

Net operating income (expenses)	(92)	63	(17,410)

Prior to January 1, 2010, the Company’s functional currency was the Canadian dollar. The Company was exposed to the following foreign currency risk as at and for the year ended December 31, 2009:

	Expressed in foreign currencies
As at December 31, 2009	GBP (£)	Euro (€)	USD

Cash and cash equivalents	746	282	41,265
Accounts receivable	—	—	1,222
Accounts payable and accrued liabilities	(662)	(708)	(3,509)

Balance sheet exposure	84	(426)	38,978

For the year ended December 31, 2009	Expressed in foreign currencies
	GBP (£)	Euro (€)	USD

Net operating expenses	(1,441)	(1,614)	(36,381)

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
V.	Reconciliation of U.S. GAAP to Canadian GAAP — Additional Disclosures (continued):
(b)	Financial Instruments (continued):
(ii)	Market risk (continued):
a.	Foreign currency risk (continued):

The following foreign exchange rates applied for the years ended and as at December 31, 2010 and 2009:

	2010
	Average rate	December 31, 2010

CAD to USD	0.971	1.005
Euro to USD	1.326	1.339
GBP to USD	1.546	1.560

	2009	December 31,
	Average rate	Reporting date rate

USD to CAD	1.142	1.051
Euro to CAD	1.586	1.505
GBP to CAD	1.780	1.699
The Company has performed a sensitivity analysis on its foreign currency denominated financial instruments, revenue, and operating expenses. Based on the Company’s foreign currency exposures noted above and assuming that all other variables remain constant, a 10% appreciation of the following currencies against the U.S. dollar would result in the following impact on net revenue at December 31, 2010.

Source of net income variability from changes in foreign exchange rates

2010	GBP (£)	Euro (€)	CAD

Financial instruments	1	12	681
Net operating expenses	(14)	—	(1,690)

Increase (decrease) in net income	(13)	12	(1,009)

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
V.	Reconciliation of U.S. GAAP to Canadian GAAP — Additional Disclosures (continued):
(b)	Financial Instruments (continued):
(ii)	Market risk (continued):
a.	Foreign currency risk (continued):

At December 31, 2009, a 10% appreciation of the following currencies against the Canadian dollar would result in the following impact on net income, assuming that all other variables remain constant:

Source of net loss variability from changes in foreign exchange rates

2009	GBP (£)	Euro (€)	USD

Financial instruments	14	(64)	4,097
Net operating income (expenses)	(257)	(256)	4,155

Increase (decrease) in net income	(243)	(320)	8,252

For a 10% depreciation of the above foreign currencies against the Canadian dollar, assuming all other variables remain constant, there would be an equal and opposite impact on net income.

The following table summarizes the foreign exchange gains and losses relating to financial instruments included in the consolidated statement of operations and comprehensive loss for the years ended December 31, 2010 and 2009:

	2010	2009

Financial assets
Held for trading financial assets	$49	$(4,885)
Loans and receivables	15	(297)
Financial liabilities
Financial liabilities measured at amortized cost	(1)	—

Foreign exchange gain (loss)	$63	$(5,182)

The Company is exposed to interest rate risk related to the long term debt. The interest rate on the long term debt is reset annually on the anniversary of the advance at LIBOR plus 8%. An increase or decrease of 25 basis points, with all other variables held constant, would have an impact on net income of $63 (2009 — $nil).

CARDIOME PHARMA CORP.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)
(Prepared in accordance with U.S. GAAP)
As at and for the years ended December 31, 2010 and 2009
20.	Reconciliation of Generally Accepted Accounting Principles (continued):
V.	Reconciliation of U.S. GAAP to Canadian GAAP — Additional Disclosures (continued):
(c)	Capital Disclosures:

The Company’s objective in managing capital is to safeguard its ability to continue as a going concern and to sustain future development of the business. The Company includes shareholders’ equity, excluding accumulated other comprehensive income, and long-term debt in its definition of capital. The Company’s objective is met by retaining adequate equity to provide for the possibility that cash flows from assets will not be sufficient to meet future cash flow requirements. In order to maintain or adjust its capital structure the Company may issue new shares, repurchase shares for cancellation under a normal course issuer bid, draw from its credit facility or repay existing debt, or pay dividends to shareholders. At December 31, 2010, the Company has utilized debt facilities (note 11) and has not paid dividends to its shareholders as part of its capital management program. The Board of Directors does not establish quantitative return on capital criteria for management. The Company is not subject to any externally imposed capital requirements and the Company’s overall strategy with respect to capital management remains unchanged from the year ended December 31, 2009.

(d)	Segmented information:

The Company’s consolidated assets under Canadian GAAP includes licensed technology with a net book value of $13,352 (2009 — $15,459) located in Switzerland.